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                                  EXHIBIT 99.3

          NOTICE TO PARTICIPANTS IN THE RALEIGH, SCHWARZ & POWELL, INC.
                     EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST



CONSULTING FIDUCIARIES, INC.

PROFESSIONAL INDEPENDENT FIDUCIARY SERVICES                      NORTHBROOK, IL
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                          NOTICE TO PARTICIPANTS IN THE
                         RALEIGH, SCHWARZ & POWELL, INC.

                     EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST



A special meeting of shareholders of Raleigh, Schwarz & Powell, Inc. is being held on August 29, 2001, to consider and vote on a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of July 25, 2001, among Brown & Brown, Inc., Brown & Brown of Washington, Inc., Raleigh, Schwarz & Powell, Inc. and the Raleigh, Schwarz & Powell, Inc. Employee Stock Ownership Plan ("ESOP"). Pursuant to the Agreement and Plan of Reorganization, or merger agreement, Raleigh, Schwarz & Powell will become a wholly-owned subsidiary of Brown & Brown through the merger of Brown & Brown of Washington, Inc., with and into Raleigh, Schwarz & Powell. Upon completion of the merger, each share of Raleigh, Schwarz & Powell common stock outstanding immediately prior to the merger will be cancelled and converted into the right to receive shares of Brown & Brown common stock, and the Raleigh, Schwarz & Powell shareholders will receive, based on their respective ownership interests in Raleigh, Schwarz & Powell, shares of Brown & Brown common stock equal to:

- $ 32,896,489 minus 82.24% of the amount by which the consolidated total net worth (as defined in the merger agreement) of Raleigh, Schwarz & Powell and its affiliate, Golden Gate Holdings, Inc., is less than $13,000,000 at the effective time of the merger, divided by

- the average closing price of Brown & Brown common stock as reported on The New York Stock Exchange for the 20 consecutive day period ending at the close of business on the third business day immediately before the merger becomes effective.

As of the record date, the ESOP held 116,340 shares of Raleigh, Schwarz & Powell common stock. While only Raleigh, Schwarz & Powell shareholders of record at the close of business on July 16, 2001, are entitled to notice of and to vote at the special meeting, participants in the ESOP who have shares allocated to their accounts at the close of business on July 16, 2001, are eligible to instruct the ESOP fiduciary, Consulting Fiduciaries, Inc., on the voting of those shares by completing, signing and timely returning the enclosed ESOP direction letter.

Consulting Fiduciaries, Inc., a firm which provides independent fiduciary services to benefit plans, has been retained to serve as the independent fiduciary to the ESOP to review the terms of the proposed merger; to make a determination with respect to the best interests of the participants and beneficiaries of the ESOP; to manage the process of the pass-through direction by participants as to the manner in which the shares of Raleigh, Schwarz & Powell common stock in their ESOP accounts should be voted; and to assure the confidentiality of the direction by participants. Participants should be assured that their individual direction decision will not be disclosed by CFI.

Enclosed with this notice are the following materials:

        A copy of the proxy statement/prospectus, which more fully describes the proposed merger and includes a copy of the Agreement and Plan of Reorganization dated as of July 25, 2001

        A form of Direction Letter for you to indicate your instructions

        A prepaid return envelope for mailing the Direction Letter

The enclosed Direction Letter indicates the number of shares allocated to your account and subject to your direction. Please mark your direction in the appropriate box on the Direction Letter, sign your name as it appears on the form, fill in the date you sign the form and return your Direction Letter to Consulting Fiduciaries, Inc. in the enclosed prepaid return envelope. Do not return the Direction Letter to Raleigh, Schwarz & Powell. In the event directions are not received with respect to any shares, Consulting Fiduciaries, Inc. will determine, in the exercise of its own discretion, whether to direct for or against the proposed merger.

In order to properly tabulate and process all participant directions by the prescribed deadline, please return your Direction Letter, dated and signed by you, so that your Direction Letter is received by Monday, August 27, 2001. In the event you have any questions regarding this process, please contact a representative of CFI at (800) 714-8282 between the hours of 9:00 AM and 5:00 PM Central time.

August ___, 2001